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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Brauninger, Andrew W.
         134 Calco Boulevard, Suite 101
         Lafayette, LA  70503
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2.       Issuer Name and Ticker or Trading Symbol

         Hvide Marine Incorporated (HMAR)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - June 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1.  Vice President
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7.       Individual or Joint/Group Filing -- Form filed by One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security - CLASS A COMMON STOCK
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2-4      Transaction Date   Transaction             Securities Acquired (A)
         (Month/Day/Year)      Code      Vol        Amount     Price (per share)
         6/30/98                J*        V           456  (A)    11.526


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5-7.  Amount of Securities      Ownership Form:            Nature of Indirect
         Beneficially Owned at   Direct (D) or              Beneficial Ownership
         End of Month.           Indirect (I)

          9,128                     (D)

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*J Purchase pursuant to the Company's employee stock purchase plan, exempt under
Section 16b-3(c).

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


TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.       Title of Derivative Security - Stock Option
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2.       Conversion or Exercise Price of Derivative Security -- 14.3750
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3-5      Transaction Date   Transaction               Number of Derivative
         (Month/Day/Year)      Code      Vol           Securities Acquired
         6/2/98                A          V                6,200
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6.       Date Exercisable and Expiration Date (Month/Day/Year)
             Date Exercisable              Expiration Date
             6/2/99                           6/2/08
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7.  Title and Amount of Underlying Securities
                  Title                  Amount or Number of Shares

         Class A Common Stock                    6,200
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8.       Price of Derivative Security
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9-11. Amount of Derivative           Ownership Form:         Nature of Indirect
         Securities Beneficially      Direct (D) or         Beneficial Ownership
         Owned at End of Month.       Indirect (I)

          6,200                           (D)

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Explanation of Responses:

SIGNATURE OF REPORTING PERSON


/s/ ANDREW W. BRAUNINGER
Andrew W. Brauninger

July 10, 1998
Date